AGREEMENT made this         day of      by and between EDO Corporation, a
New York corporation having its office and principal place of business at 14-04 111th Street, College Point, N.Y. 11356 (the "Company"), and residing at ("Executive").

                             W I T N E S S E T H:

WHEREAS, the Company and Executive have previously entered into an Executive Termination Agreement (the "Agreement"), which Agreement was amended and restated effective as of August 4, 1988, providing Executive with certain rights upon the occurrence of a "Change in Control" (paragraph 9.1);

WHEREAS, the Company considers it essential to the best interests of the Company and its stockholders that its management (including Executive) be encouraged to remain with the Company and to continue to devote full attention to the Company's business in the event of a Change in Control or a "Potential Change in Control" (paragraph 9.2);

WHEREAS, the Company recognizes that the possibility of a Change in Control or a Potential Change in Control and the uncertainty and questions which either event may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders;

WHEREAS, the Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from a Change in Control or a Potential Change in Control;

WHEREAS, the Company believes Executive has made valuable contributions to the productivity and profitability of the Company;

WHEREAS, should a Potential Change in Control occur, the Board believes it imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company be able to receive and rely upon his advice as to the best interests of the Company and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such event; and

WHEREAS, should a Potential Change in Control occur, in addition to the Executive's regular duties, he may be called upon to assist in the assessment of any proposals of any person concerning the possible business combination of the Company or acquisition of equity securities of the Company, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;

NOW, THEREFORE, to induce the Executive to remain in the employ of the Company so that the Company will have the continued undivided attention and services of the Executive and the availability of his advice and counsel during the period of a Change in Control or a Potential Change in Control, and for other good and valuable consideration, the Company and Executive agree to further amend and restate the Agreement in its entirety as follows:

                                    GENERAL

1. The purpose of this Agreement is to provide Executive with "Special Severance Pay Benefits" in the event of, or following, a Change in Control. The term Change in Control is defined in paragraph 9.1 of this Agreement. The benefits available to Executive in the event of, or following, a Change in Control are provided for in Articles 2 through 7 of this Agreement.

2. The Company shall have the right to cancel this Agreement as provided herein prior to a Change in Control, by written notice given to Executive. Such cancellation shall not take effect unless and until the "Notice Period" (as defined below) shall have expired.

The Notice Period shall commence on the date the Company shall deliver to Executive written notice of its election to cancel this Agreement and shall end as of the date which is six months following the date of delivery of such written notice; provided, however, that, in the event there is an intervening Potential Change in Control or Change in Control, such cancellation shall become void and of no effect whatsoever.

The Company's right to cancel this Agreement shall be suspended following a Potential Change in Control. In the event no Change in Control occurs following such Potential Change in Control, the Company's right to cancel this Agreement as described above shall be reinstated as of the date which is eighteen months following the commencement of such Potential Change in Control.

                                   Article 1
                             Principal Undertaking

1.1 If (a) following a Potential Change in Control (provided a Change in Control occurs within eighteen months thereafter) or (b) within a three (3) year period after a Change in Control shall have occurred, Executive's employment shall have terminated for any reason, including, but not limited to, "Termination for Good Reason" (Article 11), except for death, voluntary retirement or "for Cause" (paragraph 10.2), then Executive shall be paid by the Company the following "Special Severance Pay Benefits":

* Current Salary and Other Compensation Benefits (Article 2);

* Other Salary and Incentive Compensation Benefits (Article 3);

* Pension Benefit Adjustment (Article 4);

* Stock Option Adjustment (Article 5); and

* Tax Adjustment (Article 6).

1.2 The total of the amounts to be paid under Articles 3 through 6, subject to any taxes required to be withheld, shall be paid to Executive as follows: (A) in a lump sum, on or before the fifth day following "Date of Employment Termination" (paragraph 13.2); or (B) at Executive's option, in monthly installments not to exceed a 36-month period, commencing the fifth day of the month following the Date of Employment Termination, if written notification by the Executive is received by the Company within three days following the Date of Employment Termination.

1.3 The amount of any loan or advance to Executive shall be due and payable as of the Date of Employment Termination. The Company shall have no right of setoff against any amount due Executive under this Agreement, except that the Company may set off against such amount the balance of any loan or advance which remains unpaid after the third day following the Date of Employment Termination.

                                   Article 2
                Current Salary and Other Compensation Benefits

Payment of this portion of Special Severance Pay benefits shall consist of the following:

* Executive's full base salary through the Date of Employment Termination, at the rate in effect ten (10) days prior to the Date of Employment Termination; plus

* Executive's full base salary earned from the beginning of the calendar year in which the Date of Employment Termination occurs through the Date of Employment Termination multiplied by the greater of (a) 20% or (b) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs, in either case, reduced by any installment of cash bonus previously paid by the Company to Executive for the calendar year in which the Date of Employment Termination occurs; plus

* the full amount, if any, of any incentive or special award which Executive earned but which has not yet been paid.

                                   Article 3
               Other Salary and Incentive Compensation Benefits

Payment of this portion of Special Severance Pay Benefits shall consist of an amount equal to three times the sum of (a) Executive's annual base salary, at the highest rate in effect at any time up to Date of Employment Termination (the "Highest Base Salary") and (b) an amount equal to the Highest Base Salary multiplied by the greater of (i) 20% or (ii) the percentage which is equal to the highest percentage of base salary paid as a bonus to Executive for any of the three calendar years preceding the calendar year in which the Date of Employment Termination occurs.

                                   Article 4
                          Pension Adjustment Payment

Payment of this portion of Special Severance Pay Benefits shall consist of the following:

* an amount which, as of the Date of Employment Termination, is equal to the present value (calculated at a discount rate of 7% per annum) of (x) the Lump Sum Value of the Retirement Pension (paragraph 13.1) to which Executive would have been entitled if the four (4) years after the Date of Employment Termination were added to his Credited Service under the EDO Corporation Employees Pension Plan, reduced by (y) the Lump Sum Value of the Retirement Pension to which Executive will be entitled under the terms of such plan based upon termination of employment as of the Date of Employment Termination and assuming commencement of payment of Executive's pension benefits at age 65.

                                   Article 5
                            Stock Option Adjustment

The "Stock Option Adjustment" portion of Special Severance Pay Benefits shall be payable if, after a Change in Control, Executive elects, pursuant to options issued to him under the 1980, !985 or 1988 Stock Option Plans, to elect stock appreciation rights and shall consist of an amount equal to (a) the number of common shares as to which Executive shall have made such election, multiplied by (k) the excess, if any, of (x) the highest price per share actually paid in connection with any Change in Control, over (y) the fair market value of a common share on the date of such election.

                                   Article 6
                                     Taxes

6.1 The "Tax Adjustment" portion of Special Severance Pay Benefits shall be payable in the event that any amount or benefit paid or distributed or to be paid or distributed to Executive pursuant to this Agreement (taken together with any amounts or benefits otherwise paid or distributed or to be paid or distributed to Executive by the Company, including, but not limited to, pursuant to stock appreciation rights) are subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provision thereto, and shall consist of an additional amount such that, after taking into account federal, state and local taxes incurred by Executive on the payment of such additional amount (assuming that Executive pays income taxes at the highest marginal rate in effect at the relevant time and applicable to persons residing in the jurisdiction in which Executive resides), Executive is left with the same after-tax amount which Executive would have been left with had no such tax been imposed under section 4999 of the Code.

Subject to the notice requirement described below, all determinations required to be made with respect to any Tax Adjustment payment, including whether a Tax Adjustment payment is required and the amount of such Tax Adjustment payment, shall be made by the Company's independent public accountants approved by shareholders at the last annual meeting preceding any Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Employment Termination or such earlier time as is requested by the Company. If the Accounting Firm determines that no excise tax is payable by Executive, it shall furnish Executive with a written statement describing the authority upon which Executive may rely to not report any excise tax on his federal income tax return. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Tax Adjustment payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. If it is determined that the amount of the excess taxes payable by Executive exceeds the amount determined to be payable by the Accounting Firm, the Accounting Firm shall determine the amount required to compensate Executive for such underpayment and any such underpayment shall be paid within 10 days by the Company to or for the benefit of Executive, plus interest at the applicable federal rate, compounded semi-annually, from the date the amount of such underpayment should have been paid to the date of actual payment. If, after the receipt by Executive of an amount advanced by the Company as a Tax adjustment payment, Executive is determined not to be liable for the amount of any excise tax estimated by-the accounting Firm for purposes of making such Tax djustment payment, Executive shall promptly pay to the Company the amount of such Tax Adjustment payment which is not required to meet Executive's actual liability for any excise tax (or any income taxes related thereto as determined above), plus interest thereon from the date of such payment to the date on which such amount is repaid at the applicable federal rate, compounded semi-annually, as in effect on the date the Tax Adjustment payment was initially made.

                                   Article 7
                                 Benefit Plans

If (a) following a Potential Change in Control (provided a Change in Control occurs within eighteen months thereafter), or (b) within a three (3) year period after a Change in Control shall have occurred, Executive's employment shall have terminated for any reason, including, but not limited to, Termination for Good Reason, except for death, voluntary retirement or for Cause, then, (i) for three (3) years after the Date of Employment Termination, the Company shall maintain in full force and effect and Executive shall continue to participate in all group life, health and accident, and disability insurance, and other employee benefit plans, programs and arrangements in which Executive was entitled to participate immediately prior to the Date of Employment Termination or the date of the Change in Control, whichever is more favorable to Executive, provided that continued participation is possible under the general terms and provisions of such plans, programs and arrangements and
(ii) as of the third anniversary of Executive's Date of Employment Termination, Executive shall be deemed to have retired (regardless of Executive's age at such time) from active employment with the Company for purposes of any plan or program maintained by the Company under which medical, health, life or other welfare benefits are provided to eligible retirees. If participation is barred, or an applicable plan, program or arrangement in effect as of the date of the Change in Control or at any time thereafter is discontinued or the benefits thereunder are materially reduced from the level in effect at the time of the Change in Control (including without limitation, the elimination of, or reduction in benefits under, any welfare plan providing benefits to retirees), the Company shall arrange to provide Executive with benefits substantially similar to those which he was entitled to receive immediately prior to the Date of Employment Termination or the date of the Change in Control, whichever is more favorable to Executive. At the end of the period of coverage above provided for, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to him. The foregoing shall not be deemed to apply to the EDO Corporation Employees Pension Plan, the EDO Corporation Employee Stock Ownership Plan, the EDO Corporation Payroll Based Employee Stock Ownership Plan nor the EDO Corporation Employees 401(k) Savings Plan.

                                   Article 8
                            No Mitigation Required

Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit so provided for be reduced by any compensation earned by him as the result of employment by another employer after the Date of Employment Termination, or otherwise.

                                   Article 9
      Definition of "Change in Control" and "Potential Change in Control"

9.1 "Change in Control" shall mean an occurrence in which:

(i) a "person," including a "group," other than the Company's Employees Stock Ownership Trust (a "Person"), becomes the "beneficial owner" ("Beneficial Owner"), directly or indirectly, of securities of the Company having 25% or more of the total number of votes which may be cast for the election of Directors of the Company (as the terms "persons," "group" and "beneficial owner" are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934), or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or

(iii) the shareholders of the Company approve any merger or other business combination, sale of assets or combination of the foregoing transactions not involving Executive in an interest other than in his capacity as Executive.

9.2 "Potential Change in Control" shall mean an occurrence in which:

(i) a Person hereafter becomes the Beneficial owner of securities of the Company having at least 5% of the total number of votes that may be cast for the election of Directors of the Company, or

(ii) any Person holds a 5% Beneficial Ownership interest on the date hereof and there occurs an increase in such Person's Beneficial Ownership of such number of securities of the Company as shall increase the Beneficial Ownership by such Person by an additional 1% of the total number of votes that may be cast for the election of Directors of the Company, or

(iii) a Person commences a tender offer for at least 25% of the outstanding shares of the Company's common stock, or

(iv) approval of any corporate transaction is requested of shareholders, which if obtained would result in a Change in Control occurring, or

(v) any Person solicits proxies for the election of Directors of the Company, or

(vi) the Board of Directors of the Company deems any other event or occurrence to be a Potential Change in Control.

                                  Article 10
                             Termination for Cause

10.1 If the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his full base salary through the Date of Termination (at the rate in effect as of the Date of Termination), and the Company shall have no further obligations to the Executive under this Agreement.

10.2 The following are the only reasons for which the Company may terminate Executive's services for Cause without further obligations under this
Agreement:

* for providing the Company with materially false reports concerning Executive's business interests or employment-related activities;

* for making materially false representations relied upon by the Company in furnishing information to shareholders, a stock exchange, or the Securities and Exchange Commission;

* for maintaining an undisclosed, unauthorized and material conflict of interest in the discharge of duties owed by Executive to the Company;

* for misconduct causing a serious violation by the Company of state or federal laws;

* for theft of Company funds or corporate assets; or

* for conviction of a crime (excluding traffic violations or similar misdemeanors).

                                  Article 11
                  Definition of "Termination for Good Reason"

"Termination for Good Reason" shall mean termination of Executive's employment by Executive following, or in connection with:

(i) without the express advance written consent of Executive, (a) the assignment to Executive of any duties inconsistent in any substantial respect with the position, authority or responsibilities of Executive immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control or (k) any other substantial change in such position, including titles, authority or responsibilities, or

(ii) during the three (3) year period following a Change in Control or during a period of Potential Change in Control, any reduction in executive's salary or any reduction in bonus or incentive compensation (based upon the highest dollar amount or other rate of salary, bonus and incentive compensation in effect at any time up to Date of Employment Termination), a termination, reduction or alteration of disability policies or medical, life or disability benefits maintained for Executive, any alteration or reduction of expense allowances or reimbursement policies or a significant reduction in scope or value of the aggregate other benefits to which Executive was entitled immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, or

(iii) the Company's requiring Executive to be based at any office or location other than the one where he worked immediately prior to the earlier to occur of a Potential Change in Control or a Change in Control, except for travel reasonably required in the performance of Executive's responsibilities, or

(iv) any purported termination by the Company of Executive's employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement, or

(v) any failure by the Company to obtain. the assumption and agreement to perform this Agreement by a successor as contemplated by paragraph 12.1.

                                  Article 12
                         Successors. Binding Agreement

12.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment other than for Cause after a Change in Control occurring at the time of succession, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Employment Termination.

12.2 As used in this Agreement, "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in paragraph 12.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

12.3 This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

                                  Article 13
                           Miscellaneous Provisions

13.1 The Lump Sum Value of the Retirement Pension shall be determined as of Executive's retirement at age 65, using the same methods and assumptions used at the Date of Employment Termination for purposes of the EDO Corporation Employees Pension Plan.

13.2 Date of Employment Termination is the earlier of the date on which Executive or the Company gives written notice of termination of Executive's employment to the other party after the earlier to occur of a Potential Change in Control or a Change in Control.

13.3 Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Corporate Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices of change of address shall be effective only upon receipt.

13.4 No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and, on behalf of the Company, by such officer as may be specifically designated by the Board.

13.5 All benefits provided for in this Agreement are provided on an unfunded basis and are not intended to meet the qualification requirements of section 401 of the Code. The Company shall not be deemed to be a trustee of any amounts to be paid under this Agreement and, except as provided in Article 9, shall not be required to segregate any assets with respect to benefits under this Agreement. Such benefits shall be payable solely from the general assets of the Company.

13.6 Any failure at any time of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision, or prejudice the right of either party to enforce such provision at any subsequent time.

13.7 No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.8 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

13.9 The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.10 In the event of any action or proceeding between the parties arising out of this Agreement, the Company will pay the costs of any such legal proceedings including, but not limited to, the costs of Executive for all expenses, including attorneys, fees, incurred in such action or proceeding. Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

                                                  EDO Corporation


                                                  By
                                                  President


                                                  Executive